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                                                     [The Cooper Companies logo]

                                                              21062 Bake Parkway
                                                           Lake Forest, CA 92630
                                                                    888-822-2600
                                                              Fax:(949) 597-0662

NEWS RELEASE

         CONTACT:
         Norris Battin
         The Cooper Companies, Inc.
         IR@COOPERCOMPANIES.COM


         FOR IMMEDIATE RELEASE

              COOPER COMPANIES DECLARES 100 PERCENT STOCK DIVIDEND

LAKE FOREST, Calif., November 5, 2002-The Cooper Companies, Inc. (NYSE:COO) today announced that its board of directors has approved a 100 percent stock dividend on the shares of its common stock. The stock dividend will be payable November 22, 2002 to shareholders of record on November 14, 2002.

The directors decided to issue the stock dividend in order to make the stock more accessible to a broader range of investors.

The stock dividend means that a shareholder will receive an additional share for each share owned on the record date. Following the stock dividend, Cooper's total shares outstanding will increase from approximately 15.4 million to approximately 30.8 million.

The stock will begin trading on a stock dividend-adjusted basis on November 22, 2002. Cooper's current cash dividend policy will be revised so that going forward, the board of directors will consider declaring semi-annual dividends at the annual rate of six cents per share, an increase of two cents per pre-dividend share over the current dividend.

The Company's transfer agent, American Stock Transfer & Trust Company, will deliver the additional shares via first class mail on or about November 22, 2002. Shareholders with questions about administrative details related to the stock dividend should contact American Stock Transfer & Trust Company at 800-937-5449. The Web address is www.amstock.com.

Corporate Information

The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products. Corporate offices are located in Lake Forest and Pleasanton, Calif. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data. The Cooper Companies' World Wide Web address is www.coopercos.com.




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CooperVision, Inc., markets a broad range of contact lenses for the vision care market. Headquartered in Lake Forest, Calif., it manufactures in Huntington Beach, Calif., Rochester, N.Y., Norfolk, Va., Adelaide, Australia, Farnborough and Hamble, England, Madrid, Spain and Toronto. Its Web address is www.coopervision.com.

CooperSurgical, Inc., with operations in Trumbull, Conn., Fort Atkinson, Wis., Malmo, Sweden, Montreal and Berlin, markets diagnostic products, surgical instruments and accessories for the gynecological market. Its Web address is www.coopersurgical.com.